VIP Trust
N-SAR Attachment for Item-74V.
DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEM 74V.
FOR PERIOD ENDING: 12/31/2014
Registrant CIK:  00011160168
FILE NUMBER: 811- 10509
 74V.    Net asset value per share (to nearest cent)
Negative answer permitted in this field.

PORTFOLIOS GROUP  Class A   Class B   Class K
AXA AGGRESSIVE ALLOCATION PORTFOLIO VIP  11.24 11.25 11.24
AXA CONSERVATIVE ALLOCATION PORTFOLIO VIP  9.55 9.56 9.54
AXA CONSERVATIVE-PLUS ALLOCATION PORTFOLIO VIP  9.96 9.96 9.96
AXA MODERATE ALLOCATION PORTFOLIO VIP  14.18 14.09 14.18
AXA MODERATE-PLUS ALLOCATION PORTFOLIO VIP  11.14 11.14 11.14
CHARTERSM AGGRESSIVE GROWTH PORTFOLIO VIP   9.93
CHARTERSM ALTERNATIVE 100 CONSERVATIVE PLUS PORTFOLIO VIP   9.72
CHARTERSM ALTERNATIVE 100 GROWTH PORTFOLIO VIP   9.29
CHARTERSM ALTERNATIVE 100 MODERATE PORTFOLIO VIP   9.54
CHARTERSM CONSERVATIVE PORTFOLIO VIP   9.90
CHARTERSM EQUITY PORTFOLIO VIP   10.15
CHARTERSM FIXED INCOME PORTFOLIO VIP   9.75
CHARTERSM GROWTH PORTFOLIO VIP   10.01
CHARTERSM INCOME STRATEGIES PORTFOLIO VIP   9.87
CHARTERSM INTEREST RATE STRATEGIES PORTFOLIO VIP   9.83
CHARTERSM INTERNATIONAL CONSERVATIVE PORTFOLIO VIP   9.42
CHARTERSM INTERNATIONAL GROWTH PORTFOLIO VIP   9.52
CHARTERSM INTERNATIONAL MODERATE PORTFOLIO VIP   9.46
CHARTERSM MODERATE GROWTH PORTFOLIO VIP   9.94
CHARTERSM MODERATE PORTFOLIO VIP   9.93
CHARTERSM MULTI-SECTOR BOND PORTFOLIO VIP  3.84 3.83 3.85
CHARTERSM REAL ASSETS PORTFOLIO VIP   9.36
CHARTERSM SMALL CAP GROWTH PORTFOLIO VIP  12.04 11.93
CHARTERSM SMALL CAP VALUE PORTFOLIO VIP  15.32 15.33
TARGET 2015 ALLOCATION PORTFOLIO VIP   8.85 8.85
TARGET 2025 ALLOCATION PORTFOLIO VIP   9.87 9.87
TARGET 2035 ALLOCATION PORTFOLIO VIP   10.04 10.04
TARGET 2045 ALLOCATION PORTFOLIO VIP   9.93 9.92